Exhibit 10.1

TRANSFER AND PAYMENT AGREEMENT

This Transfer and Payment Agreement (this “Agreement”) is dated as of September 2, 2011, by and among Empresario Inc., an Illinois corporation (“Buyer”), Omar Solis, an individual (“Solis”), and  DecisionPoint Systems, Inc., a Delaware corporation (“Seller”).

RECITALS

1. Copernic Inc. (“Copernic”) and Buyer are parties to an Asset Purchase Agreement dated as of May 14, 2009 (the “Purchase Agreement”), whereby Copernic granted to Buyer the right to quiet enjoyment and use of the Purchased Assets, subject to the terms and conditions set forth therein.

2. Solis is the chief executive officer and sole shareholder of Buyer and executed a guarantee of certain obligations related to the Purchase Agreement in favor of Copernic, dated as of May 14, 2009 (the “Guarantee”).

3. On August 10, 2010, Buyer and Copernic entered into a Convertible Secured Debenture (the “Debenture”), pursuant to which the balance of the Purchase Price then due under the Purchase Agreement was converted to a note.

4. Copernic subsequently transferred its rights under the Purchase Agreement, Debenture and Guarantee to Seller.

5. Since entering into the Purchase Agreement, Buyer has operated and controlled Mamma.com and the Ad Network, and Buyer wishes to retain the Purchased Assets so that it may continue to operate the Business (as defined in the Purchase Agreement), which was formerly operated by Copernic.

6. Buyer and Seller now wish to terminate the Debenture and Guarantee and complete the transfer of the Purchased Assets, the Business, and all rights attendant thereto as set forth herein in exchange for a $500,000 payment from Buyer to Seller.

Capitalized terms used herein without definition, but that are defined in the Purchase Agreement, have the meanings given therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows intending to be legally bound:

1. Termination of Debenture and Guarantee.

(a) Seller hereby agrees that upon the payment and receipt by Seller of $500,000 plus $30,000 for legal expenses incurred by Seller (together with supporting documentation) in certified funds (the “Payoff Amount”) (i) the Debenture shall be cancelled, terminated, and of no further force and effect, and all of the obligations of Buyer under the Debenture shall be terminated and cancelled, and Buyer shall have no liability for any obligations under the Debenture, and (ii) the Guarantee shall be cancelled, terminated, and of no further force and effect, all of the obligations of Solis and Buyer under the Guarantee shall be terminated and cancelled, and Solis and Buyer shall have no liability for any obligations under the Guarantee.

2. Transfer of Assets and Other Rights.

(a) In consideration of and effective upon receipt by Seller of the Payoff Amount, Seller hereby transfers, assigns and conveys to Buyer, free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind whatsoever, the Purchased Assets and the other rights attendant to the Business, including without limitation, all rights, permits, licenses, claims, causes of action, attorney-client, work product and investigatory privileges, intellectual property, URLs, domain names and options and any like rights or claims relating to or pertaining to the ownership, control or operation of the Purchased Assets and the Business.

(b) Under the Purchase Agreement, Seller had legal rights to physical possession of the Purchased Assets and the data relating to the Business, including discs, tapes and diskettes used in connection with the operation of the Business.  Following receipt by Seller of the Payoff Amount, upon the written request of Buyer, Seller shall immediately give Buyer physical possession of the Purchased Assets, including all discs, tapes, contracts, licenses, and/or other materials and information used in the Business, or shall promptly and diligently execute any required documents to evidence the Buyer’s ownership of the Purchased Assets and related rights including without limitation, intellectual property rights, URLs, domain names, and other priviledges, permits and licenses, if possession is not reasonably practicable. Seller shall use reasonable efforts to locate and provide such Purchased Assets to Buyer.

(c) Effective upon receipt by Seller of the Payoff Amount, as part of the sale of the Business and Purchased Assets and the rights associated therewith, Seller forever relinquishes its right to assert, waive, or pursue any rights, claims, causes of action, or privileges arising from or in connection with the operation and/or management of the Business and Purchased Assets, which includes the business of Mamma.com and the Ad Network business, including without limitation, all rights, permits, licenses, claims, causes of action, attorney-client, work product and investigatory privileges, intellectual property, URLs, domain names  (including all rights and claims relating to such privileges or right to waive or renounce any such right or privilege), and options relating to or pertaining to the ownership, control or operation of the Purchased Assets and the Business.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer and Solis that:

(a) All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller is required in connection therewith.  Seller has full right, authority, power and capacity to execute and deliver this Agreement and to carry out the transactions contemplated hereby.  This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(b) The execution, delivery and performance by Seller of this Agreement does not and will not (i) violate any provision of the Articles of Incorporation and by-laws of Seller, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which Seller is bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, (iv) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

(c) Copernic assigned and/or otherwise legally transferred all of its rights and delegated all of its obligations to Seller under the Purchase Agreement, the Debenture, the Guarantee and related documents (the “Transaction Documents”). As such, Seller has all material rights and powers as the holder and/or seller, as the case may be, under the Transaction Documents sufficient to consummate the transactions contemplated by this Agreement.

(d) With respect to the property and other legal interests transferred to the Buyer pursuant to Section 2, Seller has good and marketable title to all such assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind whatsoever (other than  any lien held by Citibank NA pursuant to the UCC Financing Statement, File No. 15524804, the Purchase Agreement and Debenture).

4. Representations and Warranties of Buyer. Buyer and Solis hereby represent and warrant to Seller that:

(a) All actions and proceedings necessary to be taken by or on the part of Buyer and Solis in connection with the transactions contemplated by this Agreement have been or will be duly and validly taken, and this Agreement has been or will be duly and validly authorized, executed and delivered by Buyer and Solis and no other action on the part of Buyer or Solis is required in connection therewith.  Buyer and Solis have full right, authority, power and capacity to execute and deliver this Agreement and to carry out the transactions contemplated hereby.  This Agreement, when executed and delivered, constitutes the legal, valid and binding obligation of Buyer and Solis, enforceable in accordance with its respective terms.

(b) The execution, delivery and performance by Buyer or Solis of this Agreement does not and will not (i) violate any provision of the Articles of Incorporation and by-laws of Buyer, as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer or Solis is a party or by which the Buyer or Solis is bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer or Solis, or (iv) require Buyer or Solis to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

5. General Release of Solis.  Seller, on behalf of itself and its respective affiliates, parents, and subsidiaries, and all of their shareholders, owners, members, partners, directors, officers, managers, employees, agents, trustees, and representatives, assigns, successors, and designees, past, present and future, and each of them (collectively, “Seller Releasors”), hereby fully releases and discharges forever Solis, and his affiliates, trustees, administrators, heirs, representatives, executors, beneficiaries and each of their successors and assigns (collectively “Solis Releasees”) from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, fees (including without limitation attorneys’ fees), damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or which may hereafter exist, from the beginning of the world until the date hereof (collectively, “Claims”), other than Seller Releasor Claims arising solely from a breach of this Agreement or the Purchase Agreement to the extent not inconsistent herewith.

6. General Release of Buyer.  Seller Releasors hereby fully release and discharge forever Buyer, and its respective affiliates, parents or subsidiaries, and all of their shareholders, owners, members, partners, directors, officers, managers, employees, agents, trustees, and representatives, assigns, successors, and designees, past, present and future, and each of them and their respective affiliates or subsidiaries, (collectively “Buyer Releasees”) from any and all Claims, other than Seller Releasor Claims arising solely from a breach of this Agreement or the Purchase Agreement to the extent not inconsistent herewith.

7. General Release of Seller.  The Buyer Releasees and Solis Releasees hereby fully release and discharge forever the Seller Releasors from any and all Claims, other than Claims arising solely from a breach of this Agreement or the Purchase Agreement to the extent not inconsistent herewith.

8. Unknown Claims.  The Seller, on the one hand, and Buyer and Solis on the other hand, understand and acknowledge that they may have other claims against one or more of the other that are unknown at the present time.  Each such party specifically and hereby assume all risks for such claims of every nature, known or unknown, suspected or unsuspected.

9. Further Assurances.  Each of Buyer and Solis, on the one hand, and Seller, on the other hand, for itself and its successors and permitted assigns, hereby covenants and agrees that it will, without further consideration, from time to time after the date hereof, execute and deliver to the other party further instruments of sale, conveyance, assignment and transfer, and take such other action, upon the reasonable request of such other party, in order more effectively to sell, convey, grant, assign, transfer and deliver all or any portion of the Purchased Assets or the Business and the rights attendant thereto, and to assure and confirm to any other Person the ownership of the Purchased Assets and the Business by Buyer, and to permit Buyer to exercise any of the rights and other assets intended to be sold, conveyed, assigned, transferred and delivered to Buyer hereby.

10. Miscellaneous.  This Agreement (a) may not be assigned (whether by operation of law or otherwise) by either party without the prior written consent of the other; provided however it shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns, (b) shall be governed by and construed in accordance with the internal laws of the State of New York and any legal action or proceeding with respect to this Agreement shall be brought exclusively in the Federal or state courts located in the New York, New York and each of the parties consents to the exclusive jurisdiction of those courts and (c) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall be deemed an original. The invalidity, illegality, or unenforceability of any provision as determined by a court of law or otherwise shall not affect the validity, legality or enforceability of any other provision of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  Any term of this Agreement may be amended, waived or modified with the written consent of Buyer and Seller

[signatures on next page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by it duly authorized officers as of the day and year first above written.

Empresario, Inc.

By:	/s/ Omar Solis
Name: Omar Solis
Title: President

/s/ Omar Solis
Omar Solis

DecisionPoint Systems, Inc.

/s/ Donald Rowley
Name: Donald Rowley
Title: Chief Financial Officer

[signature page to Transfer and Payment Agreement]